American Financial Group, Inc. Announces Completion of the Sale of its Long-term Care Business

CINCINNATI – December 24, 2015 – American Financial Group, Inc. (NYSE: AFG) announced today the completion of the sale of United Teacher Associates Insurance Company and Continental General Insurance Company, the legal entities containing substantially all of its run-off long-term care insurance business, to HC2 Holdings, Inc. ("HC2") (NYSE MKT: HCHC) for approximately $15 million of proceeds. In addition, AFG may also receive up to $13 million of additional proceeds from HC2 in the future based on the release of certain statutory reserves of the legal entities sold by AFG. In connection with obtaining regulatory approval for the transaction, AFG agreed to provide up to an aggregate of $35 million of capital support for the insurance companies, on an as-needed basis to maintain specified surplus levels, subject to immediate reimbursement by HC2; this agreement expires five years after closing. In exchange for this agreement, AFG received warrants to purchase two million shares of HC2 common stock.

In the first quarter of 2015, AFG recorded an after-tax non-core loss of $105 million in connection with this transaction; an additional after-tax non-core loss of up to $10 million may be recorded after closing, reflecting updated valuations of expected proceeds to be received and net assets disposed.

Due to a significant tax benefit from the sale, AFG expects to receive total after-tax proceeds of $110 to $115 million from the transaction (including the tax benefit but before any potential future proceeds).

With the completion of this sale, AFG has divested substantially all of its long-term care business (96% as measured by net statutory reserves as of November 30, 2015), and will retain only a small block of 1,700 polices totaling approximately $33 million of reserves.

Philip Falcone, HC2's Chairman, President and Chief Executive Officer said: "We are thrilled to close this transaction with American Financial Group and to begin building our insurance platform. We believe this acquisition provides a strong base on which to grow our insurance vertical and also offers further diversification for HC2."

Craig Lindner, AFG's Co-Chief Executive Officer stated: "The disposition of substantially all of our long-term care business allows us to provide continued focus on our annuity business, where we are a leading provider of fixed and fixed-indexed annuities in the financial institutions and retail markets. Furthermore, completion of the sale is expected to create between $110 and $115 million of excess capital for AFG by mid-2016 (due to the timing of tax benefits to be received), in addition to the $700 million of excess capital reported at September 30, 2015. We are confident that the sale will enable us to redeploy capital, increase earnings and returns, and create long-term value for our shareholders."

About American Financial Group, Inc.

American Financial Group, Inc. ("AFG") is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $50 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to:  AFG's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG's ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG's investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG's run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to AFG's operating subsidiaries; and other factors identified in AFG's filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. AFG assumes no obligation to publicly update any forward-looking statements.

Contact:
Diane P. Weidner
Asst. Vice President - Investor Relations
513-369-5713

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